Exhibit 10.11

February 2, 2021

Valerie Malyvanh Jansen, MD, PhD
149 Burberry Glen Blvd
Nolensville, TN 37135

Re: Executive Employment Agreement

Dear Valerie:

On behalf of Elevation Oncology, Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your employment with the Company, should you accept our offer.

1.You will be employed to serve as the Company’s Vice President, Clinical Development, effective as of April 19, 2021 (the “Effective Date”). You will be a full-time employee of the Company, and you will report to the Chief Executive Officer (the “CEO”) and have such duties and responsibilities as are customary for such position. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Initially, you will work on a remote basis: Should the Company establish a principal place of business operations, you will be expected to spend a meaningful amount of time at such location on terms and conditions as may be agreed between you and the Company.

2.Your base salary will be at the rate of $27,083.33 monthly (equivalent to an annualized base salary of $325,000), subject to tax and other withholdings as required by law, and will be paid on the regularly scheduled payroll dates of the Company. The Board may elect to increase your base salary periodically based on your performance and/or industry standards for similarly situated executives.

3.Following the end of each fiscal year and subject to the approval of the Company’s Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at 30% ($97,500) for a full year, or a prorated portion based upon your date of hire for the corresponding bonus period) of your annualized base salary as determined by the Board (or a committee thereof) in good faith based on your individual performance and the Company’s performance during the applicable fiscal year, including, without limitation, based on the completion of or progress towards the deliverables listed in Attachment A as it relates to 2021. If a bonus is awarded, unless otherwise specifically provided by the Board  or committee administering such plan, it shall be paid on or before January 31st of the year following the year in which such bonus was earned. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. The Board may elect to increase your retention and performance bonus target based on your performance and/or industry standards for similarly situated executives.

4.You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law). Until and unless the Company adopts a group health plan that applies to all Company employees, the Company will bear the cost of health insurance for you and your immediate family which may be effected by reimbursing COBRA premiums for continuation coverage with your former employer, provided, however, that such amount shall be subject to applicable taxes and withholdings. You will also be entitled to indemnification by the Company with respect to your service as an officer of the Company pursuant to an Indemnification Agreement substantially similar to the NVCA form agreement.

5.You are eligible for five (5) weeks of vacation per calendar year to be taken at such times as will not materially interfere with the performance of your duties. The number of vacation days for which you are eligible shall accrue at the rate of 2.08 days per month that you are employed during such calendar year. Up to three (3) vacation days earned in one calendar year may be carried forward and used in the subsequent calendar year.

6.Subject to the approval of the Board, within sixty days of the Effective Date, the Company will grant to you a stock option (the “Initial Option Grant”) under the Company’s 2019 Stock Incentive Plan (the “Stock Plan”) to purchase 670,408 shares of common stock of the Company, at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board. The Initial Option Grant will be evidenced in writing by, and subject to the terms of the Stock Plan and a stock option agreement provided by the Company, which agreement will specify that (a) the options subject to the Initial Option Grant will vest, subject to your continued service, (x) as to 25% of the underlying shares on the first anniversary of your start date, and (y) as to the balance in equal 1/36th monthly installments thereafter until the fourth anniversary of your start date; and (b) the options subject to the Initial Option Grant shall vest, subject to your continued service, as to 100% of the underlying shares if, within 12 months following a Change of Control, (i) your employment with the Company or its acquirer or successor is terminated without Cause (as defined below), or (ii) you resign from employment with the Company or its acquirer or successor with Good Reason (as defined below).

7.In addition, the Board may elect to grant you additional stock options based on your performance, a material increase in the number of fully diluted shares of the Company’s common stock and/or industry standards for similarly situated executives.

8.For purposes of this Agreement:

“Cause” means any of: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Board in its sole discretion that you have (i) engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (ii) committed an act that materially injures the reputation, business or business relationships of the Company, (iii) materially breached the terms of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company which breach is not cured within ten days written notice thereof; or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided that in the case of (iv) that you were given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board determines that such violation or failure is curable).

“Change of Control” shall mean, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (c) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that “Change of Control” shall not include any financing transaction of the Company (whether public or private) that would otherwise be and/or trigger a “Change of Control” under (c) and/or (d) above.

“Good Reason” shall mean (i) any action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (ii) a material reduction in the aggregate of your base compensation and benefits, other than a reduction in monthly base salary of no more than twenty percent (20%) as a result of across-the-board reductions or terminations affecting employees of the Company generally, or (iii) the Company’s material breach of Paragraph 3 of this Agreement; provided, however, that the conditions described immediately above in clauses (i) through (iii) shall not give rise to a termination for Good Reason, unless you have notified the Company in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within thirty (30) days after the Company’s receipt of such written notice, and you actually terminate employment with the Company within sixty (60) days of the first occurrence of the condition.

9.You will be required to execute a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement in the form attached as Attachment B (“Proprietary Information Agreement”) as a condition of employment.

10.You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which s in any way inconsistent with the terms of this letter.

11.You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You acknowledge and agree that your employment is subject to and conditioned upon your eligibility to work in the United States.

12.This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the CEO, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter other than Paragraph 8 shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

13.The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks. You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

14.The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email, whether on Company premises or remote) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

15. This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the State of Delaware.

* * *

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by February 5, 2021. If you do not accept this offer by this date, this offer will be revoked.

Very Truly Yours,

By:	/s/ Shawn M. Leland
Name:	Shawn M. Leland, PharmD, RPh
Title:	Founder and CEO

The foregoing correctly sets forth the terms of my employment by Elevation Oncology, Inc. I am not relying on any representations pertaining to my employment other than those set forth above. I have read, understand, and agree to all of the above and hereby accept the Company’s offer of employment on the above terms and conditions. I understand that my employment with the Company is considered “at will” meaning that either the Company or I may terminate this employment relationship at any time for any reason without cause or notice. I further understand and agree that my employment is contingent upon my execution of the Proprietary Information Agreement.

/s/ Valerie Malyvanh Jansen		Date:	02/05/2021
Name:	Valerie Malyvanh Jansen, MD, PhD

Attachment A

Bonus Criteria for 2021

[TBD]

Attachment B

Proprietary Information Agreement

October 14, 2021

Valerie Jansen, MD

Via email: vjansen@elevationoncology.com

Valerie,

I am very please to let you know that effective October 19, 202l, you will become Elevation Oncology’s first Chief Medical Officer. Your experience, hard work and drive along with your commitment to our mission and patients have contributed to this promotion. I also couldn’t be more proud to call you my co-worker and am so happy to offer you this promotion.

Your new base salary will be at the rate of $36,666.67 monthly (equivalent to an annualized base salary of $440,000.04), subject to tax and other withholdings as required by law. Additionally, your retention and performance bonus will be increased to 40% and will be under the same terms and conditions as noted in your initial offer agreement. With this promotion, we are also offering, under the Company’s 2021 Equity Incentive Plan (the “Stock Plan”), the ability to purchase an additional 40,000 shares of common stock of the Company, at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board. Again, the terms and conditions of these options are the same as in your original offer letter but with a vesting schedule coinciding with the date of this promotion.

Valerie, I believe this new role with be rewarding for both you and Elevation Oncology.

/s/ Shawn Leland	10/13/2021
Shawn Leland, Founder and CEO	Date

/s/ Valerie Janse	10/17/2021
Valerie Janse, MD Chief Medical Officer	Date